UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): December 7, 2012

Arrowhead Research Corporation

(Exact name of registrant as specified in its charter)

Delaware	0-21898	46-0408024
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

225 South Lake Avenue, Suite 1050, Pasadena, CA		91101
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (626) 304-3400

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

On December 7, 2012, Arrowhead Research Corporation (the “Company”) priced a best efforts public offering for the sale of an aggregate of up to 1.9 million units (each a “Unit”, and collectively, the “Units”) at a price of $2.26 per Unit (the “Offering”). Each Unit consists of (x) one share of common stock, par value $0.001 per share, of the Company (“Common Stock”) and (y) one warrant (each a “Warrant” and collectively, the “Warrants”) to purchase 0.5 shares of Common Stock.

The Warrants will be exercisable immediately on the date of issuance at an initial exercise price of $2.20 per share and expire on the fifth anniversary of the date of issuance. The Warrants will be issued separately from the Common Stock included in the Units and may be transferred separately immediately thereafter. The Warrants will not be listed on any national securities exchange or other trading market, and no trading market for such Warrants is expected to develop.

Dawson James Securities, Inc. (“Dawson James”) is acting as sole book-running manager for the Offering pursuant to a placement agent agreement, dated as of November 28, 2012, between Dawson James and the Company (the “Placement Agent Agreement”). Additionally, the Company is placing a portion of the Units directly to certain investors pursuant to subscription agreements between the Company and such investors, including one investor who is delivering a $500,000 full recourse promissory note, due February 1, 2012, as consideration for a portion of the Units such investor is purchasing.

The Warrants, the shares of Common Stock issued as part of the Units (the “Common Shares”) and the shares of Common Stock underlying the Warrants (the “Warrant Shares” and, collectively with the Common Shares, the “Shares”) are being issued pursuant to the Company’s effective registration statement on Form S-3 (Registration No. 333-176159) (the “Registration Statement”).

Dawson James will use its best efforts to arrange for the sale of the Units for which it confirmed sales. The sale of the Units is expected to close on or about December 12, 2012. The Company will pay Dawson James an aggregate placement fee equal to (i) 6% of the gross proceeds related to Units placed by Dawson James (excluding sales, if any, made to preexisting investors of the Company) and (ii) 1% of the gross proceeds related to all Units issued in the Offering.

In addition, the Company will issue to Dawson James approximately 100,000 unregistered warrants (the “Dawson James Warrants”) to purchase shares of Common Stock. The Dawson James Warrants will be identical to the Warrants, except that (i) the exercise price will be $2.83, (ii) the expiration date will be August 17, 2016, (iii) the Dawson James Warrants will not be issued pursuant to the Registration Statement and are therefore restricted securities, (iv) the Dawson James Warrants and any shares of Common Stock issued upon any exercise of such warrants will not be transferable by the Dawson James for a period of 180 days from the closing date of the Offering, except as expressly permitted by FINRA Rule 5110(g)(2) and (v) the Dawson James Warrants will not have anti-dilution protection.

The foregoing description of the Offering is a summary only, is not intended to be complete, and is qualified in its entirety by reference to the Placement Agent Agreement, Form of Subscription Agreements, Form of Warrant and Form of Dawson James Warrant, filed as exhibits to this Current Report on Form 8-K.

Ropes & Gray LLP, counsel to the Company, has issued an opinion to the Company, dated as of December 12, 2012, regarding the Shares and Warrants to be sold in the Offering. A copy of the opinion is filed as Exhibit 5.1 to this Current Report on Form 8-K.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

1.1	Placement Agent Agreement, dated November 28, 2012, between Arrowhead Research Corporation and Dawson James Securities Inc.

4.1	Form of Warrant

4.2	Form of Warrant issued to Dawson James

5.1	Opinion of Ropes & Gray LLP

23.1	Consent of Ropes & Gray LLP (contained in Exhibit 5.1 above)

99.1	Form of Subscription Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 12, 2012	ARROWHEAD RESEARCH CORPORATION

	By:	/s/ Kenneth Myszkowski
Kenneth Myszkowski
Chief Financial Officer